EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IGEN Network Corp.

We hereby consent to the use in the Registration Statement of our report dated March 31, 2021, relating to the consolidated financial statements of IGEN Network Corp. and Subsidiary (the “Company”) as of and for the year ended December 31, 2020, which report is contained in the prospectus, which is part of the registration statement. Our report contains an explanatory paragraph referring to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

Macias Gini & O’Connell LLP

Irvine, CA

December 30, 2021